Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Loren K. Jensen
Chief Financial Officer
TUESDAY MORNING
CORPORATION
972/934-7299

Laurey Peat
LAUREY PEAT + ASSOCIATES
214/871-8787

TUESDAY MORNING CORPORATION

ANNOUNCES OVER 60% INCREASE IN NET INCOME FOR THE THIRD QUARTER

DALLAS, TX – October 23, 2003 — Tuesday Morning Corporation (NASDAQ: TUES) today reported net income for the third quarter ending September 30, 2003 increased 62.3% to $6.4 million, or $0.15 per diluted share, compared to $3.9 million, or $0.10 per diluted share, for the third quarter last year. For the nine-month period ended September 30, 2003, net income increased 43.1% to $18.8 million, or $0.45 per diluted share, compared to $13.1 million, or $0.32 per diluted share for the same prior year period.

Tuesday Morning earlier reported that net sales increased 12.5% to $173.9 million for the third quarter of 2003 compared to $154.6 million for the same quarter in 2002. For the nine-month period, sales are up 11.7% to $501.7 million compared to $449.0 million for the same prior year period.  Comparable store sales increased 2.8% for the quarter and are up 2.8% for the full nine-month period as well.

Kathleen Mason, President and CEO, stated, “Consistent, predictable performance against our sales growth, profitability, and cash flow objectives is what Tuesday Morning provides to its shareholders.  Our team has put together eight consecutive quarters of strong double digit increases in net income, and we are positioned to continue this positive trend into the fourth quarter of 2003.  Our inventory is fresh and ready to meet the consumer needs in this all-important selling season.  We remain confident that we will achieve our projected annual comparable store sales increase of 2% to 4%.”

The Company has received all requisite senior lender approvals to proceed with the redemption of the entire $69 million aggregate principal amount of its outstanding 11% Senior Subordinated Notes due 2007 in the fourth quarter of 2003 at a redemption price equal to 103.67% of the aggregate principal amount of the notes plus accrued and unpaid interest.  The Company intends to fund the redemption primarily with cash on hand, and, to the extent necessary, borrowings under the Company’s senior credit facility. The Company expects to record pre-tax expenses in the fourth quarter of 2003 of approximately $2.5 million in connection with the related redemption premium, and a non-cash write-off of approximately $1.4 million in unamortized financing costs currently carried on the balance sheet.  These charges are expected to reduce 2003 fourth quarter and full year earnings by approximately $0.06 per diluted share. The Company also expects to realize pre-tax interest expense savings of approximately $6.0 million, or approximately $0.09 per diluted share, in 2004 due to the redemption of the Notes.

About Tuesday Morning

Tuesday Morning is the leading closeout retailer of upscale, decorative home accessories and famous-maker gifts in the United States. The company opened its first store in 1974 and currently operates 556 stores in 42 states during periodic “sale events.” Tuesday Morning is nationally known for bringing its more than 6.5 million loyal customers a treasure hunt of high-end, first quality, brand name merchandise at prices 50% to 80% below department and specialty stores and catalogues.

This press release contains forward-looking statements, within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995, which are based on management’s current expectations, estimates and projections.  Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements.  Such risks and uncertainties include: the success of new store openings, competitive factors, access to merchandise and unanticipated changes in consumer demand and economic trends, as well as other risks detailed in the company’s filings with the Securities and Exchange Commission, including the Company’s Registration Statement on Form S-3, Prospectus and Prospectus Supplement and Annual Report on Form 10-K for the year ending December 31, 2002.

# # #

Tuesday Morning Corporation and Subsidiaries

Consolidated Statement of Operations

(In thousands, except per share data)

	Three Months Ended Sept. 30,			Nine-Months Ended Sept. 30,
	2003	2002	% Change	2003	2002	% Change
	unaudited			unaudited
Net Sales	$173,898	$154,644	+12%	$501,665	$449,006	+12%
Cost of sales	110,702	100,318	+10%	319,240	289,831	+10%
Gross profit	63,196	54,326	+16%	182,425	159,175	+15%

Selling, general and administrative expenses	50,494	43,159	+17%	145,407	126,792	+15%

Operating income	12,702	11,167	+14%	37,018	32,383	+14%

Interest & other income(expense):
Interest expense	(2,441)	(4,303)	-43%	(7,143)	(11,081)	-36%
Interest income	5	9	-44%	62	194	-68%
Other income (expense), net	194	(197)	NM	650	214	NM
Interest & other income(expense)	(2,242)	(4,491)	-50%	(6,431)	(10,673)	-40%

Income before income taxes	10,460	6,676	+57%	30,587	21,710	+41%

Income taxes provision	4,079	2,744	+49%	11,831	8,602	+38%

Net income	$6,381	$3,932	+62%	$18,756	$13,108	+43%

Earnings Per Share:
Net income per common share:
Basic	$0.16	$0.10		$0.46	$0.33
Diluted	$0.15	$0.10		$0.45	$0.32

Weighted average number of common shares:
Basic	40,544	40,116		40,406	39,983
Diluted	41,754	41,141		41,557	41,211

Consolidated Balance Sheets
(in thousands)
	Sept. 30,		Dec 31,
	2003	2002	2002
	unaudited
Assets
Current assets:
Cash and cash equivalents	$7,042	$9,699	$31,929
Inventories	209,423	194,157	134,947
Prepaid expenses and other assets	8,182	5,072	4,265
Deferred income taxes	2,934	8	2,934
Total current assets	227,581	208,936	174,075

Property and Equipment, net	134,072	116,909	124,366
Less accumulated depreciation	(60,652)	(54,687)	(56,870)
Net property and equipment	73,420	62,222	67,496

Other long-term assets:
Deferred financing costs	2,349	2,917	2,879
Other assets	995	460	844

Total Assets	$304,345	$274,535	$245,294

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion, long-term debt	$15,000	$37,050	$650
Accounts payable	74,664	66,396	59,075
Accrued liabilities	32,310	24,294	25,790
Income taxes payable	—	—	13,365
Total current liabilities	121,974	127,740	98,880

Long-term debt, excluding current portion	69,000	72,737	72,574
Revolving credit facility, excl. current portion	20,000	35,000	—
Deferred taxes	4,665	2,995	4,665
Total Liabilities	215,639	238,472	176,119

Stockholders’ equity	88,706	36,063	69,175
	$304,345	$274,535	$245,294

Tuesday Morning Corporation and Subsidiaries  (continued)

Consolidated Statement of Cash Flows

(in thousands)

	Nine-Months Ended Sept. 30,
	2003	2002
	unaudited
Net cash flows from operating activities:
Net income	$18,756	$13,108
Adjustments to reconcile net income to net cash (used in) operating activities:
Depreciation and amortization	7,139	5,408
Amortization of financing fees	531	2,182
Other non-cash charges	(59)	373
Net change in operating assets and liabilities	(69,802)	(47,041)

Net cash used in operating activities	(43,435)	(25,970)

Net cash flows from investing activities:
Capital expenditures	(13,051)	(26,692)
Other	—	175

Net cash used in investing activities	(13,051)	(26,517)

Net cash flows from financing activities:
Proceeds from revolving credit facility	35,000	71,400
Repayment of long-term debt	(4,224)	(92,818)
Other	823	1,334

Net cash provided by (used in) financing act.	31,599	(20,084)

Net decrease in cash and cash equivalents	(24,887)	(72,571)

Cash and cash equivalents, beginning of period	31,929	82,270

Cash and cash equivalents, end of period	$7,042	$9,699